Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ecopetrol S.A.:

We consent to the incorporation by reference in the Registration Statement (No. 333-190198) on Form F-3 of Ecopetrol, S.A of our report dated April 29, 2013, with respect to the consolidated balance sheet of Ecopetrol, S.A. and subsidiaries as of December 31, 2012 and the related consolidated statements of Financial, Economic, Social and Environmental Activities, Changes in Stockholders’ Equity, and Cash Flows for the years ended December 31, 2012 and 2011, which appear in this annual report on Form 20-F of Ecopetrol S.A. for the year ended December 31, 2013.

/s/KPMG Limitada

Bogotá, Colombia
April 25, 2014